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EDO Corporation
60 East 42nd Street                                        FOR IMMEDIATE RELEASE
New York, NY 10165
212-716-2000

Contact:
William A. Walkowiak, CFA
Director of Investor Relations
212-716-2038
ir@edocorp.com



General (Ret.) Paul J. Kern Joins EDO Board


NEW YORK -- Jan. 26, 2005 -- The Board of Directors of EDO Corporation (NYSE:
EDO) has elected General (Retired) Paul J. Kern to the company's Board, effective today. This brings the number of Board members to 13, of which 12 are independent directors.

Until his retirement in January 2005, General Kern, 59, was commanding general of the U.S. Army Materiel Command. In this capacity, he was responsible for research and development, sustainment, and support to procurement for the entire U.S. Army. Prior to that, he served as the military deputy to the Assistant Secretary of the Army for Acquisition, Logistics and Technology and was the senior military advisor to the Army Acquisition Executive and the Army Chief of Staff on all research, development and acquisition programs and related issues.

"Paul Kern brings a tremendous background of Army leadership, engineering expertise and practical procurement experience to our Board," said Chairman James M. Smith. "We are proud to welcome him to EDO, and look forward to his guidance in reaching our growth objectives and serving the needs of our military customers."

General Kern, a native of New Jersey, was commissioned in 1967 following graduation from the United States Military Academy. In 1973 he earned master's degrees in mechanical and civil engineering from the University of Michigan. General Kern served two tours in Vietnam with the 11th Armored Cavalry Regiment as a platoon leader and troop commander, and was a battalion operations officer with the 3rd Armored Division in Germany. He commanded the second brigade of the 24th Infantry Division during Desert Shield/Desert Storm, and commanded the 4th Infantry Division (Mechanized) as it developed the Army's networked battlefield concepts.

EDO Corporation designs and manufactures a diverse range of products for the defense industry and commercial markets, and provides related engineering and professional services.

Major product groups include: Aircraft Armament, Defense Electronics, Communications, Undersea Warfare, and Integrated Structures. EDO's advanced systems are at the core of the transformation to lighter, faster, and smarter defense capabilities.

EDO (www.edocorp.com) was founded in 1925 and is headquartered in New York City. The company had revenues of $461 million in 2003 and employs 2,700 people.

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